MutualFirst Financial Announces First Quarter Earnings

MUNCIE, Ind., April 21, 2016 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2016 was $2.4 million, or $0.31 per diluted common share, compared to net income available to common shareholders for the same period in 2015 of $2.5 million, or $0.33 per diluted common share. Annualized return on average assets was 0.63% and return on average tangible common equity was 6.92% for the first quarter of 2016 compared to 0.70% and 7.91%, respectively, for the same period of last year.

Earnings were down in the first quarter 2016 compared to the first quarter of 2015 primarily due to $200,000 more in provision for loan losses and $398,000 more in non-interest expense. An increase in non-interest expense of $258,000 was in one-time non-recurring items associated with a new pooled captive insurance company of $155,000, a write-down due to decommissioning an old office building of $63,000 and $40,000 of miscellaneous other one-time expenses. "These expenses will not be recurring and we believe they will provide benefits in future periods," said David W. Heeter, President and CEO. Pre-tax pre-provision earnings increased 6.3% without the one-time non-recurring items and gain on sale of investments.

Other financial highlights for the first quarter ended March 31, 2016 included:

  Increased the common stock cash dividend 17% and authorized a 5% stock repurchase plan.
  Commercial loans increased $9.5 million, or 10.1% on an annualized basis during the first quarter of 2016 and the commercial loan pipeline remains strong.  Non-real estate consumer loans increased $2.8 million, or 7.8% on an annualized basis during the first quarter of 2016.
  Asset quality improved during the first quarter of 2016 as non-performing loans to total loans were 0.59% as of March 31, 2016 compared to 0.66% as of December 31, 2015 and non-performing assets to total assets were 0.59% as of March 31, 2016 compared to 0.65% as of December 31, 2015.
  Deposits increased $22.5 million, or 8% on an annualized basis during the first quarter of 2016.
  Tangible common equity to total tangible assets was 9.24% and tangible book value per common share was $18.54 as of March 31, 2016 compared to tangible common equity to total tangible assets of 9.11% and tangible book value per common share of $18.11 as of December 31, 2015.
  Net interest income for the first quarter of 2016 increased by $244,000 compared to the same period in 2015.
  Provision for loan losses increased to $200,000 for the first quarter of 2016 compared to no provision for the same period in 2015.
  Non-interest income remained approximately the same in the first quarter of 2016 compared to the first quarter of 2015.
  Non-interest expense increased $398,000 in the first quarter of 2016 compared to the same period in 2015, primarily due to non-recurring expenses.

Balance Sheet

Assets increased $21.0 million as of March 31, 2016 compared to December 31, 2015, primarily due to the increase in cash and investments of $15.8 million along with the increase in gross loans of $6.0 million. The increase in the gross loan portfolio was primarily due to growth in commercial loans of $9.5 million, or 10.1% annualized, and in non-real estate consumer loans of $2.8 million, or 7.8% annualized. These increases were partially offset by a decline in the residential loan portfolio of $6.3 million. The commercial and consumer loan portfolio increased to 55.4% of the total loan portfolio compared to 54.6% as of December 31, 2015. Mortgage loans held for sale decreased by $105,000 at March 31, 2016 compared December 31, 2015. Mortgage loans sold during the first quarter of 2016 totaled $23.9 million compared to $25.5 million for same period in 2015.

Deposits increased by $22.5 million in the first quarter of 2016. The increase in deposits was primarily in core deposits, which increased $17.9 million in the first quarter of 2016 along with an increase of $4.7 million in certificates of deposit.

"The flattening yield curve and the resulting pressure on the margin have been partially offset by the success in our strategy to change our asset and liability mix," Heeter commented.

Allowance for loan losses was $12.7 million as of March 31, 2016 compared to $12.6 million as of December 31, 2015. The allowance for loan losses to non-performing loans as of March 31, 2016 was 196.2% compared to 176.3% as of December 31, 2015. The allowance for loan losses to total loans remained constant at 1.17% as of March 31, 2016 compared to December 31, 2015. Non-performing loans to total loans as of March 31, 2016 were 0.59% compared to 0.66% as of December 31, 2015. Non-performing assets to total assets were 0.59% as of March 31, 2016 compared to 0.65% as of December 31, 2015.

Stockholders' equity was $140.8 million as of March 31, 2016, an increase of $3.8 million from December 31, 2015. The increase was primarily due to net income available to common shareholders of $2.4 million, an increase to comprehensive income of $2.2 million and an increase of $887,000 due to exercises of stock options. These increases were partially offset by common stock cash dividends of $1.0 million and stock repurchases of $761,000. The Company's tangible book value per common share as of March 31, 2016 increased to $18.54 compared to $18.11 as of December 31, 2015 and the tangible common equity ratio increased to 9.24% as of March 31, 2016 compared to 9.11% as of December 31, 2015. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2016.

Income Statement

Net interest income before the provision for loan losses increased $244,000 for the quarter ended March 31, 2016 compared to the same period in 2015. The increase in net interest income was a result of a $62.8 million increase in average interest-earning assets, which was attributable to an increase of $62.0 million in average loans. The increase was partially offset by a decline in net interest margin by seven basis points to 3.13%. The tax equivalent margin decreased four basis points to 3.22% compared to the first quarter of 2015. On a linked-quarter basis, net interest income before the provision for loan losses decreased $338,000 primarily due to a prepayment penalty received in the fourth quarter of 2015 of $342,000 not repeated in the first quarter of 2016 and one less day in the 2016 quarter.

The provision for loan losses in the first quarter of 2016 was $200,000 compared to no provision during last year's comparable period. This was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was attributable to net charge-offs of $171,000, or 0.06% of average loans on an annualized basis in the first quarter of 2016, compared to net recoveries of $49,000 in the first quarter of 2015, and growth in the loan portfolio.

Non-interest income for the first quarter of 2016 was $4.0 million, a decrease of $20,000 compared to the first quarter of 2015. The decrease was primarily related to a decrease in net gains on sale of investments of $122,000. This decline was partially offset by lower net losses on sale of other real estate and repossessed assets. On a linked-quarter basis, non-interest income decreased by $367,000 due to a decline in service fee income of $255,000 due to seasonality in service fees on checking accounts and a decrease in other income of $166,000 due to a death benefit received from bank-owned life insurance not repeated in the first quarter of 2016.

Non-interest expense increased $398,000 when comparing the first quarter of 2016 with the same period in 2015. The increase was primarily due to other expenses increasing $236,000 primarily due to one-time expenses associated with a pooled captive insurance company. Additionally, occupancy and equipment expenses increased $77,000 primarily due to disposal charges of $63,000 on an existing building that was taken out of commission and replaced by a new branch location. On a linked-quarter basis, non-interest expense increased $313,000 primarily due to the items discussed above and increased advertising expense of $241,000.

The effective tax rate for the first quarter of 2016 was 24.8% compared to 29.5% in the same quarter of 2015. The decrease was related to an increase in tax free income from municipal securities in the investment portfolio and a tax benefit from the pooled captive insurance company mentioned earlier.

Heeter concluded, "While earnings were less than we expected in the first quarter, we believe investments have been made that will produce better results throughout this year and in future periods."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

	March 31,	December 31,	March, 31
Balance Sheet (Unaudited):	2016	2015	2015
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$31,692	$20,915	$18,667
Investment securities - AFS	266,171	261,138	267,503
Loans held for sale	5,886	5,991	10,771
Loans, gross	1,086,891	1,080,845	1,023,607
Allowance for loan loss	(12,670)	(12,641)	(13,217)
Net loans	1,074,221	1,068,204	1,010,390
Premise and equipment, net	31,786	31,048	31,034
FHLB of Indianapolis stock	10,482	10,482	11,964
Deferred tax asset, net	10,326	12,084	13,259
Cash value of life insurance	51,493	51,209	51,289
Other real estate owned and repossessed assets	2,352	2,456	2,857
Goodwill	1,800	1,800	1,800
Core deposit and other intangibles	691	811	965
Other assets	12,332	12,127	9,599
Total assets	$1,499,232	$1,478,265	$1,430,098

Liabilities and Stockholders' Equity
Deposits	$1,113,923	$1,091,382	$1,086,125
FHLB advances	218,617	225,617	187,542
Other borrowings	9,279	9,458	9,995
Other liabilities	16,615	14,783	15,957
Stockholders' equity	140,798	137,025	130,479
Total liabilities and stockholders' equity	$1,499,232	$1,478,265	$1,430,098

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31
Income Statement (Unaudited):	2016	2015	2015
	(000)	(000)	(000)

Total interest and dividend income	$13,034	$13,314	$12,683
Total interest expense	2,272	2,214	2,165

Net interest income	10,762	11,100	10,518
Provision for loan losses	200	125	0
Net interest income after provision
for loan losses	10,562	10,975	10,518

Non-interest income
Service fee income	1,374	1,629	1,358
Net realized gain on sales of AFS securities	118	14	240
Commissions	1,100	1,176	1,121
Net gain on sale of loans	940	910	906
Net servicing fees	70	69	68
Increase in cash value of life insurance	284	291	288
Net (loss) on sale of other real estate and repossessed assets	(29)	(31)	(82)
Other income	140	306	118
Total non-interest income	3,997	4,364	4,017

Non-interest expense
Salaries and employee benefits	6,491	6,571	6,530
Net occupancy expenses	646	588	603
Equipment expenses	487	489	453
Data processing fees	489	443	444
Advertising and promotion	427	186	333
ATM and debit card expense	380	372	335
Deposit insurance	234	228	232
Professional fees	470	404	530
Software subscriptions and maintenance	480	447	427
Other real estate and repossessed assets	72	69	127
Other expenses	1,240	1,306	1,004
Total non-interest expense	11,416	11,103	11,018

Income before income taxes	3,143	4,236	3,517
Income tax provision	778	897	1,036
Net income available to common shareholders	$2,365	$3,339	$2,481

Pre-tax pre-provision earnings (1)	$3,343	$4,361	$3,517

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		3/31/2016			3/31/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$24,212	$20	0.33%	$22,873	$7	0.12%
Mortgage-backed securities:
Available-for-sale	187,688	1,137	2.42	202,875	1,307	2.58
Investment securities:
Available-for-sale	69,202	552	3.19	53,107	363	2.73
Loans receivable	1,084,263	11,220	4.14	1,022,261	10,866	4.25
Stock in FHLB of Indianapolis	10,482	105	4.01	11,964	140	4.68
Total interest-earning assets (2)	1,375,847	13,034	3.79	1,313,080	12,683	3.86
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	115,960			108,869
Total assets	$1,491,807			$1,421,949

Interest-Bearing Liabilities:
Demand and NOW accounts	$264,322	150	0.23	$255,024	140	0.22
Savings deposits	134,050	3	0.01	126,705	3	0.01
Money market accounts	164,116	108	0.26	147,973	92	0.25
Certificate accounts	355,222	1,024	1.15	397,336	1,137	1.14
Total deposits	917,710	1,285	0.56	927,038	1,372	0.59
Borrowings	237,921	987	1.66	191,061	793	1.66
Total interest-bearing liabilities	1,155,631	2,272	0.79	1,118,099	2,165	0.77
Non-interest bearing deposit accounts	181,849			160,459
Other liabilities	15,155			15,027
Total liabilities	1,352,635			1,293,585
Stockholders' equity	139,172			128,364
Total liabilities and stockholders' equity	$1,491,807			$1,421,949

Net interest earning assets	$220,216			$194,981

Net interest income		$10,762			$10,518

Net interest rate spread (4)			3.00%			3.09%

Net yield on average interest-earning assets (4)			3.13%			3.20%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.22%			3.26%

Average interest-earning assets to
average interest-bearing liabilities			119.06%			117.44%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2016	2015	2015

Share and per share data:
Average common shares outstanding
Basic	7,466,409	7,405,909	7,313,725
Diluted	7,615,880	7,571,387	7,508,693
Per common share:
Basic earnings	$0.32	$0.45	$0.34
Diluted earnings	$0.31	$0.44	$0.33
Dividends	$0.14	$0.12	$0.12

Dividend payout ratio	45.16%	27.27%	36.36%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	0.63%	0.91%	0.70%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	6.92%	10.02%	7.91%
Interest rate spread information:
Average during the period(4)	3.00%	3.14%	3.09%

Net interest margin(4)(5)	3.13%	3.26%	3.20%

Efficiency Ratio	77.35%	71.80%	6.10%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	119.06%	118.53%	117.44%

Allowance for loan losses:
Balance beginning of period	$12,641	$12,757	$13,168
Net charge-offs (recoveries):
Real Estate:
Commercial	2	37	(21)
Commercial construction and development	0	(79)	(152)
Consumer closed end first mortgage	116	99	92
Consumer open end and junior liens	(1)	74	1
Total real estate loans	117	131	(80)
Other loans:
Auto	(22)	(1)	0
Boat/RV	31	5	46
Other	45	48	17
Commercial and industrial	0	58	(32)
Total other	54	110	31

Net charge offs (recoveries)	171	241	(49)
Provision for loan losses	200	125	0
Balance end of period	$12,670	$12,641	$13,217

Net loan charge-offs to average loans (4)	0.06%	0.09%	-0.02%

	March 31,	December 31,	March 31,
	2016	2015	2015

Total shares outstanding	7,459,543	7,422,061	7,369,702
Tangible book value per common share	$18.54	$18.11	$17.33
Tangible common equity to tangible assets	9.24%	9.11%	8.95%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$2,109	$2,356	$1,913
Commercial construction and development	22	-	187
Consumer closed end first mortgage	3,180	3,592	3,922
Consumer open end and junior liens	635	783	593
Total real estate loans	5,946	6,731	6,615
Other loans:
Auto	15	-	3
Boat/RV	90	81	142
Other	20	67	33
Commercial and industrial	2	25	610
Total other	127	173	788
Total non-accrual loans	6,073	6,904	7,403
Accruing loans past due 90 days or more	385	267	96
Total nonperforming loans	6,458	7,171	7,499
Real estate owned	1,788	1,942	2,490
Other repossessed assets	564	513	367
Total nonperforming assets	$8,810	$9,626	$10,356

Performing restructured loans (6)	$4,047	$4,084	$4,539

Asset Quality Ratios:
Non-performing assets to total assets	0.59%	0.65%	0.72%
Non-performing loans to total loans	0.59%	0.66%	0.73%
Allowance for loan losses to non-performing loans	196.19%	176.28%	176.25%
Allowance for loan losses to loans receivable	1.17%	1.17%	1.29%

(1)    Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2)   Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3)   Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4)    Ratios for the three month periods have been annualized.

(5)    Net interest income divided by average interest earning assets.

(6)    Performing restructured loans are excluded from non-performing ratios.  Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945